ISSUER FREE WRITING PROSPECTUS
Dated July 19, 2012
Filed Pursuant to Rule 433
Registration No. 333-151532

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
FREE WRITING PROSPECTUS

Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) on June 9, 2008 and the registration statement became effective on February 17, 2009. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the Company, ICON Securities Corp., the dealer manager of the offering, or any other broker-dealer participating in the offering will arrange to send you the prospectus and any supplements thereto if you request them by calling toll-free 1-800-343-3736.

The press release below was issued by the Company on July 19, 2012 and references, among other things, the Company’s acquisition of the SpringHill Suites, a 164-suite hotel located in Peabody, Massachusetts.

FOR IMMEDIATE RELEASE

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. ACQUIRES SPRINGHILL SUITES HOTEL IN PEABODY, MASS.

NEW YORK – July 19, 2012 ––Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone Value Plus II” or the “Company”) announced today that on July 13, 2012 it completed the acquisition of the SpringHill Suites, a 164-suite hotel located in Peabody, Mass., for approximately $9.25 million before adjustments. The property was originally constructed at a total cost of approximately $17 million.

Lightstone Value Plus II intends to invest approximately $2.3 million for certain improvements to the SpringHill Suites Peabody hotel in accordance with a Property Improvement Plan.

The acquisition was funded with cash and proceeds from a $5.2 million mortgage obtained by Lightstone Value Plus II from the Bank of the Ozarks.

“We are pleased to announce the acquisition of the SpringHill Suites Peabody hotel,” said Eric D. Marx, Senior Vice President of The Lightstone Group. “This acquisition fits within our strategy of growing our portfolio through value-added acquisitions.”

The SpringHill Suites Peabody hotel, built in 2001, is approximately 10 minutes south of the soon to be renovated and rebranded DoubleTree by Hilton Boston Northshore, which is owned by a Lightstone affiliate, Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone Value Plus I”).

Important Notice

Lightstone Value Plus II is a publicly registered, non-traded real estate investment program sponsored by The Lightstone Group, LLC. Additional information about Lightstone Value Plus I and Lightstone Value Plus II can be found on their website at HYPERLINK "http://www.iconinvestments.com/securities/lightstone" http://www.iconinvestments.com/securities/lightstone.

Lightstone Value Plus II filed a registration statement on Form S-11 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) on June 9, 2008 in connection with its initial public offering, and the registration statement became effective on February 17, 2009. The final prospectus, dated May 1, 2012, is available on the SEC’s website at HYPERLINK "http://www.sec.gov/Archives/edgar/data/1436975/000114420412025585/v311196_424b3.htm" http://www.sec.gov/Archives/edgar/data/1436975/000114420412025585/v311196_424b3.htm.

Lightstone Value Plus II filed a registration statement on Form S-11 (including a prospectus) with the SEC on November 4, 2011 with respect to a follow-on offering of its shares of common stock. The registration statement has not yet become effective. The preliminary prospectus, dated February 13, 2012, is available on the SEC’s website at HYPERLINK "http://www.sec.gov/Archives/edgar/data/1436975/000114420412007813/v245073_s11a.htm" http://www.sec.gov/Archives/edgar/data/1436975/000114420412007813/v245073_s11a.htm.